Exhibit 99.2

EARL SCHEIB, INC.

News Release

[For immediate release]

EARL SCHEIB SIGNS LETTER OF INTENT TO BE ACQUIRED BY ELDEN HOLDING GROUP, LLC

Sherman Oaks, CA., May 20, 2004 – The Board of Directors of Earl Scheib, Inc. (AMEX:ESH) (the “Company”) approved the execution of a Letter of Intent with Elden Holding Group, LLC (“Elden”), a private real estate investment company whereby Elden will acquire all of the Company’s issued and outstanding capital stock for approximately $15,000,000 (the “Purchase Price”), plus assumption of certain transaction and related costs estimated at over $2,000,000.  Elden has received a preliminary financing commitment from Kimco Realty Corporation (NYSE:KIM) to provide acquisition financing.  The Company currently has approximately 4,380,000 shares of common stock issued and outstanding.

Robert M. Smiland, Chairman of the Board of the Company stated, “After a thorough review of the Company’s current strategic alternatives with assistance from our investment bankers, Ryan Beck & Co., the Board of Directors firmly believes that this transaction and the premium being paid is in the best interests of our shareholders.”

Cary Lefton, Managing Member of Elden stated, “Our investment group is attracted to the Company’s strong asset base including its terrific and well known brand name, and feels that we will be able to reposition the Company’s assets and business in a way that will realize the Company’s growth potential.”

The transaction is subject to the execution of a definitive agreement, completion of due diligence and all requisite regulatory and shareholder approvals.  In addition, the Purchase Price is subject to adjustment at the closing based on the level of working capital, as defined, and other financial factors.  While not assured, the Company believes that these factors will not result in a significant reduction or increase, if any, to the Purchase Price; and currently anticipates that the transaction will close in approximately 120 days.

About Earl Scheib, Inc.

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 113 auto paint and body shops located in approximately 100 cities throughout the United States. In addition, through a wholly owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers. For more information, visit Earl Scheib on the web at www.earlscheib.com.

About Elden Holding Group, LLC

Elden Holding Group, LLC, founded in 1986, is a real estate investment company based in Sherman Oaks, CA.  Elden and its affiliates own and/or manage real assets valued at approximately $180 million in California and Hawaii. Elden’s diverse portfolio of assets includes shopping centers, apartment buildings and business parks.

About Kimco Realty Corporation

Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for more than 35 years, and owns and operates the nation’s largest portfolio of neighborhood and community shopping centers with interests in 700 properties comprising approximately 103.0 million square feet of leasable space located throughout 41 states, Canada and Mexico.

“Safe-Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Written and oral statements made by the Company that are not historic in nature are  “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements.  All statements that address operating performance, events, developments or strategies that the Company expects or anticipates in the future are forward-looking statements, including statements about the Company’s expectations regarding the completion of the proposed transaction with Elden Holding Group, LLC.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the fact that a definitive agreement regarding the transaction has not yet been agreed upon or signed, the need to satisfy preconditions prior to the closing of an acquisition by Elden Holding Group, LLC, the impact of the of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services division, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insuring or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome is not assured.

For More Information

Elden Holding Group, LLC	Earl Scheib, Inc.
Cary Lefton	David I. Sunkin
Managing Member	Vice President & General Counsel
(818) 985-7100	(818) 981-9992 x160